Exhibit 99.4

(English Translation)

PROJECT AGREEMENT

Party A: The People’s Government of Qianhong Village, Lin’an, Zhejiang Province (“Party A”)

Party B: Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Party B”)

Party A and Party B enter into the following agreement pursuant to relevant laws and regulations on land administration in the People’s Republic of China:

1.	Party B intends to launch an herbal plantation project in Qianhong Village (the “Project”).

2.	Party A agrees to lease state-owned industrial land of 28 Mu and forestry land of 295 Mu to Party B.

3.
Lease price and payment: Party B shall lease the industrial land for RMB 300,000 per Mu (RMB 8,400,000 total) for a term of 30 years. Party B shall also lease the forestry land for RMB 73,220 per Mu (RMB 21,600,000 total) for a term of 30 years. Party A shall be responsible for coordinating with the relevant local government and residents for the transfer of land. All lease amount shall be payable in a one-time payment.

4.	During the term of the lease, Party B may sublease or subcontract the land according to its actual need, and Party B shall be entitled to any revenue generated from such sublease or subcontract.

5.	Duties of the Parties:

5.1	Party A shall be responsible for the approval of the Project and the completion of documentation and related procedure for the lease of land.

5.2	Party B shall be responsible for ensuring that the Project is in compliance with applicable government policies.

5.3	Party B shall pay taxes in Qianhong Village in accordance with the relevant tax laws and regulations.

6.	Environmental Protection

Party B shall take steps to ensure that the Project and its design, construction and production are in compliance with industrial requirements in terms of environmental protection, fire control and security.

7.	Tax Exemptions

Party B will be entitled to such tax exemptions that are applicable to leading agricultural and plantation companies in accordance with relevant government regulations.

8.	Employees and Labor

8.1
Party B shall enter into employment agreement with its Chinese employees pursuant to the Labor Law. The employment agreement shall include terms on employment, termination of employment, compensation, benefit, labor protection and insurance.

8.2	Party B may recruit such number of employees as required in its sole discretion. Party A shall not designate or assign employees to Party B, but may assist Party B with recruitment.

9.	This Agreement shall become effective upon execution. This Agreement is executed into four duplicates. Each party shall hold two duplicates.

Party A: [signature and stamp] The Government of Qianhong Village, Linan, Zhejiang Province

Party B: [signature and stamp] Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

February 27, 2010.